Exhibit 10.2

ANNUITY TERMS AND CONDITIONS

Terms

Unless pre-approved by Company, Purchase Payments are limited to a maximum of $1 million, per product and per Contract owner, in any one Contract or combination of Contracts within a 12 month period. A Contract with joint owners is considered to have only one Contract owner for purposes of this provision. Company reserves the right to decline any Purchase Payment submitted without pre-approval. Commission may be reduced on Purchase Payment submissions of $1 million or more.

Chargeback

1. Subject to the provisions of the Commission section of this Agreement, Agency will immediately repay Company commissions not to exceed amounts paid, in accordance with the following:

a.	Agency will repay commissions paid on the Purchase Payments if Purchase Payments are returned to the Contract owner in the absence of a withdrawal. Annuitizations are not considered to be returned to the Contract owner.

b.	Agency will repay Company 100% of commissions on the amount withdrawn from a Contract, less applicable surrender charges, if withdrawals in excess of 10% of the Contract value are made during the first Contract year.

c.	In the event that a Contract is surrendered under the “Free Look” provision, or otherwise rescinded, then Chargebacks will be made against all commission paid with respect to such Contract.

d.	The Chargeback provisions will not apply to Trail commissions.

e.	The Chargeback provisions will not apply to:

•	Withdrawals of amounts which do not exceeded the 10% free withdrawal provision of the Contract;

•	Non-commissionable transfers and rollovers between Company products;

•	Death benefits or withdrawls upon confinement in a hospital or nursing home, if such confinement qualifies under the terms of the Contract;

•	Systematic withdrawals from qualified plans made according to Internal Revenue Code (IRC) Sections 72(t) or 401(a)(9);

•	Systematic withdrawals from non qualified plans made according to IRC Section 72(q), or which are calculated in the same manner as IRC Sectoin 401(a)(9); or

•	Benefit payments under an annuitization option of the Contract.

Symetra Life Insurance Company | Sales Agreement For Fixed Products